F.N.B. CORPORATION
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS                       EXHIBIT 11

Dollars in thousands

YEAR ENDED DECEMBER 31                                                 1996             1995            1994
                                                                    ---------        ---------       ----------
PRIMARY

Net Income                                                          $  18,433        $  18,083       $   13,545
Less:  Preferred Stock Dividends Declared                                (766)            (849)            (853)
                                                                    ---------        ---------       ----------
Net Income Applicable to Common Stock                               $  17,667        $  17,234       $   12,692
                                                                    =========        =========       ==========

Average Common Shares Outstanding                                   9,087,941        9,025,482        8,997,329
Net Effect of Dilutive Stock Options
  Based on the Treasury Stock Method
  Using Average Market Price                                           85,373           42,338           46,332
                                                                    ---------        ---------       ----------
                                                                    9,173,314        9,067,820        9,043,661
                                                                    =========        =========       ==========
Net Income per Common Share                                             $1.93            $1.90            $1.40
                                                                        =====            =====            =====


FULLY DILUTED

Net Income                                                          $  18,433        $  18,083       $   13,545
Plus:  Minority Interest                                                                                     64
                                                                    ---------        ---------       ----------
Net Income Applicable to Common Stock                               $  18,433        $  18,083       $   13,609
                                                                    =========        =========       ==========

Average Common Shares Outstanding                                   9,087,941        9,025,482        8,997,329
Series A Convertible Preferred Stock                                   27,178           32,705           41,704
Series B Convertible Preferred Stock                                  792,360          879,902          883,454
Minority Interest Convertible Preferred Stock                                                            33,620
Net Effect of Dilutive Stock Options
  Based on the Treasury Stock Method
  Using the Year-End Market Price,
  If Higher than Average Market Price                                  87,402           50,258           49,122
                                                                    ---------        ---------       ----------
                                                                    9,994,881        9,988,348       10,005,229
                                                                    =========        =========       ==========

Net Income per Common Share                                             $1.84            $1.81            $1.36
                                                                        =====            =====            =====